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                                                                  Exhibit 10.17

                              SERVICES AGREEMENT

This AGREEMENT is entered into as of May 1, 2003 by and between TEAM AMERICA, INC., a company incorporated under the laws of Ohio, USA, with principal business address at 130 E. Wilson Bridge Road, Worthington, Ohio 43085, USA (the "Client"), and VSOURCE (MALAYSIA) SDN BHD, a company incorporated under the laws of Malaysia, with principal business address at Level 12, Menara HLA, No. 3 Jalan Kia Peng, 50450 Kuala Lumpur, Malaysia ("Vsource").

WHEREAS, the Client wishes to retain Vsource to provide certain services, and Vsource wishes to provide such services to the Client.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Services. Vsource will provide those services as specified in Schedule A hereof (the "Services") to the Client in accordance with and subject to the terms and conditions of this Agreement.

2. Compensation.

   (a) As compensation for the Services, the Client will pay to Vsource the fees (the "Fees") set forth in Schedule B hereof. The Client shall reimburse Vsource for all reasonable expenses, including without limitation expenses for travel, accommodation and subsistence, incurred by Vsource and/or its sub-contractors (if any) in the course of providing the Services.

   (b) The Client acknowledges and agrees that the Fees in Schedule B do not include any Taxes (as defined below). "Taxes" shall mean taxes, charges, fees, levies or other assessments of any nature, including, without limitation, any consumption, sales, value added, use, excise, withholding, stamp or other taxes, customs, duties or landing fees or other government charges however designated, now or hereafter imposed, collected or assessed by, or payable to, any taxing authority of any country and shall include interest, penalties and additions imposed, collected or assessed or payable with respect to such amount. If the Client is or was required by law to make any deduction or withholding for Taxes or otherwise from any payment due under this Agreement to Vsource, then notwithstanding anything to the contrary in this Agreement, the gross amount payable by the Client to Vsource will be increased so that, after any such deduction or withholding, the net amount received by Vsource will not be less than the amount Vsource would have received had such deduction or withholding not been required.

   (c) Vsource will invoice the Client on a monthly basis for Fees incurred during the immediately preceding calendar month and reimbursement of expenses referred to in Section 2(a). Payment on each invoice is due within 30 days of the date of the invoice. Interest for late payment will accrue on overdue invoices at the rate of 1.5% per month from the due date until the date of payment (whether before or after judgment). Interest shall accrue notwithstanding termination of this Agreement or the provision of any Services hereunder. Unless otherwise agreed in Schedule B, Fees will be priced in US Dollars.

3. Service Quality; Cooperation of the Client.

   (a) Vsource shall use (and procure that its sub-contractors (if any) use) reasonable care and skill and shall perform the Services in a workmanlike manner in accordance with applicable professional standards. Vsource shall comply with all applicable laws, regulations and directions of competent authorities in the performance of its obligations under this Agreement.

   (b) Vsource shall ensure that all of the personnel assigned to the performance of its obligations under this Agreement (including the personnel provided by its sub-contractors (if any)) have all the requisite skill, experience, qualifications and knowledge necessary to perform the tasks assigned to them.

   (c) All deliverables with respect to the Services will be deemed to have been accepted by the Client when the acceptance criteria described in Schedule A, if any, have been met. Where no criteria are specified, such deliverables will be deemed to have been accepted upon delivery to the Client.

   (d) In performing its obligations under this Agreement, Vsource (and its sub-contractors, if any) will be entitled to rely upon any instructions, authorisations, approvals or other information provided to it by the Client and shall have no obligation to make any independent verification of the accuracy or completeness of any

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       such instructions, authorizations, approval or information. Unless
       Vsource knew of any error, incorrectness or inaccuracy in such instructions, authorisations, approvals or other information, Vsource will incur no liability or responsibility of any kind in relying on or complying with any such instructions or information.

   (e) The Client acknowledges that the support and co-operation of the Client and its affiliates is in the best interest of both the Client and Vsource so as to ensure efficient and effective delivery of the Services by Vsource. The Client therefore agrees to provide its, and shall procure that its affiliates provide their, full support and co-operation to Vsource, especially in ensuring that Vsource is able to gain access to key people and information.

4. Term and Termination.

   (a) The initial term of this Agreement will be as set forth in Schedule A (the "Initial Term") and thereafter will automatically renew for subsequent one year periods unless either party notifies the other party in writing at least 90 days prior to the expiration of the then-current term that it does not wish to renew the Agreement.

   (b) Either party may terminate this Agreement:

      (i) by delivering 90 days' written notice upon material breach of any of the terms of this Agreement by the other party and the failure of such other party to remedy the same within such 90-day period;

     (ii) immediately upon providing written notice if the other party has passed a resolution for its winding up, a court of competent jurisdiction has made an order for such other party's winding up or dissolution, a receiver has been appointed over the assets of such other party, such other party has made an arrangement or composition with its creditors generally or has made an application to a court of competent jurisdiction for protection from its creditors generally, or the other party is generally unable to meet its obligations as they become due; or

    (iii) for convenience at any time after the Initial Term by delivering 120 days' written notice.

   (c) Without prejudice to its other remedies under this Agreement, and notwithstanding any provision in this Section 4 to the contrary, Vsource may terminate this Agreement or the provision of any Services hereunder immediately, if Vsource has given the Client 10 days written notice that all or any part of Fees, expenses or Taxes payable in accordance with
       Section 2 were not paid when due (except if payment was not made because of Vsource's breach of its obligations under this Agreement).

   (d) Upon termination of this Agreement, the Client shall promptly pay Vsource all accrued Fees and expenses incurred up through the effective date of termination.

   (e) The provisions of Sections 2 (with respect to accrued Fees, expenses and Taxes), 4(d), 5, 6, 7, 9(b), 13, 14, 18 and 19 shall survive any termination of this Agreement and shall continue in full force and effect.

5. Client Data.

   (a) The Client acknowledges that as a result of providing the Services, Vsource and its sub-contractors (if any) might collect, possess and have access to Personal Data (as defined below) relating to the Client, its affiliates, its customers and its and their directors, officers and employees. The parties agree that such Personal Data is confidential and will remain the property of the Client. Following expiration or termination of this Agreement for any reason, Vsource will, upon written request from the Client and at the Client's expense, return to the Client all such Personal Data in Vsource's possession. "Personal Data" means any information about a person that is subject to restrictions on public disclosure imposed by law or regulation or by contract.

   (b) The Client agrees that Vsource may use the Personal Data (i) as necessary in connection with the delivery and performance of the Services; (ii) as is required by law, including disclosing such Personal Data to governmental or regulatory authorities having jurisdiction over Vsource and/or its sub-contractors; and (iii) for any other purposes as may be agreed to by the parties.

   (c) The Client agrees that the Personal Data may be disclosed and transferred in Malaysia or in places outside Malaysia to Vsource's affiliates and sub-contractors and their respective agents and employees to use, disclose, hold, process, retain or transfer for the purposes listed in Section 5(b).

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   (d) Where the provision of the Services to the Client entails the collection by Vsource of Personal Data from the Client's customers, the Client hereby authorizes Vsource and its sub-contractors to obtain any consents from and provide any notices to such customers as may be required under any applicable laws or regulations. Where the provision of the Services to the Client requires or involves the transfer by the Client and/or its affiliates and sub-contractors to Vsource of, and the use by Vsource and its sub-contractors of, Personal Data, the Client hereby represents and warrants that such transfer and use is in compliance with all applicable laws and regulations, and the Client has obtained all consents, licenses, permits and authorisations necessary to permit such transfer and use.

6. Intellectual Property. Subject to any third party rights or restrictions and the other provisions of this Section 6, the Client will own all intellectual property rights relating to the deliverables that are (a) described in this Agreement or any Schedule thereto, (b) developed and delivered by Vsource and/or its sub-contractors hereunder and (c) paid for by the Client (the "Deliverables"). Each party will retain all intellectual property rights it possessed prior to the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, Vsource (i) will retain all right, title and interest in and to all development tools, know-how, methodologies, processes, technologies or algorithms used in performing the Services and providing the Deliverables which are based on trade secrets or proprietary information of Vsource or its sub-contractors or are otherwise owned or licensed by Vsource or its sub-contractors, (ii) will be free to use the ideas, concepts and know-how which are developed in the course of performing the Services or providing the Deliverables and (iii) will retain ownership of any Code and Data (as defined below) that are used in producing the Deliverables and become embedded in the Deliverables; provided, that Vsource hereby grants to the Client a worldwide, non-exclusive, royalty-free, irrevocable license to use the Code and Data and any tools or functionalities not created by Vsource or its sub-contractors that are embedded in such Deliverables, to the extent that such Code and Data or tools or functionalities (x) are and remain embedded in the Deliverables and
   (y) are required for operation of the Deliverables or the Services. "Code and Data" means software, in object code form, and any data and/or tools created, acquired or licensed by or to Vsource either before or during the course of performing the Services for the Client, which is utilized by Vsource in performing the Services, is required for the operation and functioning of the Deliverables, and which is not specifically created, acquired or licensed by Vsource exclusively for the Client pursuant to the terms of this Agreement or a Schedule thereto.

7. Liability.

   (a) EXCEPT FOR THE WARRANTIES PROVIDED IN THIS AGREEMENT, VSOURCE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

   (b) The Client agrees with Vsource (contracting for itself, and as trustee for each of its directors, officers, employees, agents and sub-contractors from time to time) (Vsource and each of these persons being referred to as an "Indemnified Person") to indemnify each Indemnified Person against any third party losses, liabilities and costs incurred by such Indemnified Person arising as a result of or in connection with the Client's breach of this Agreement or the Client's negligent or willful act or omission.

   (c) Subject to Section 7(b), neither party to this Agreement will be liable to the other party, whether for negligence, breach of contract, misrepresentation or otherwise, for: (i) loss or damage incurred by the other party as a result of third party claims or (ii) any special, indirect, consequential or incidental damages, including without limitation, any lost profits, lost savings, lost business opportunity, downtime, lost or damaged files or data, or loss of goodwill, resulting from any cause whatsoever, including negligence or other torts, product defects or malfunctions or the breach of this Agreement, in either case regardless of the form of legal action and even if the other party has been notified of the possibility of such damages.

   (d) Vsource shall not be liable to the Client for any failure by Vsource to perform its obligations under this Agreement to the extent that such failure arises from or relates to: (i) any failure by the Client to perform its obligations under this Agreement or any other default or negligence by the Client or (ii) any event beyond the reasonable control of Vsource including, without limitation, strike, lock-out, labour dispute (but excluding strike, lock-out and labour dispute involving the employees of Vsource), act of God, war, riot, civil commotion, malicious damage (but excluding malicious damage involving the employees of Vsource), accident, fire, flood, earthquake, typhoon, hurricane, storm, power outage, telecommunication outage or degradation, or compliance with a law or governmental order, rule, regulation or direction.

   (e) Except as set out in this Agreement and any document referred to in this Agreement, all conditions, warranties and representations, expressed or implied by (i) statute, (ii) common law or (iii) otherwise, in relation to the Services are excluded.

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   (f) The entire liability of Vsource under or in connection with this
       Agreement whether for negligence, breach of contract, misrepresentation or otherwise (but excluding the categories of liability referred to in Section 7(f)) shall not in aggregate exceed an amount equal to twelve months' Fees actually paid by the Client to Vsource under this Agreement, regardless of the number or extent of claims made on the Client.

   (g) Nothing in this Agreement shall operate to exclude or restrict either party's liability for death or personal injury resulting from negligence or from fraud.

8. Covenants of Client. Client agrees to the following:

   (a) Any Affiliate of the Client for whom Vsource performs any of the Services, including any Affiliate with respect to which Vsource will perform Services relating to such Affiliate's employees, is hereby defined as a "Relevant Affiliate".

   (b) If any of the Services require Vsource to make payments to any persons on behalf of the Client or a Relevant Affiliate (each, a "Payee"), including employees of the Client or such Relevant Affiliate, the Client shall, and shall procure that each such Relevant Affiliate shall: (a) first obtain a signed authorization, in a form approved by Vsource, from each such Payee (a "Payee Authorization") authorizing the initiation of credits to such Payee's account and debit of such account to recover funds credited to such Payee's account in error and setting forth the bank account details, address or other relevant information of the Payee required by Vsource to make such payments (the "Payee Details"); (b) retain a copy of each Payee Authorization during the period such Payee Authorization is in effect and for two years thereafter; (c) promptly furnish a copy of any Payee Authorization to Vsource upon written request; (d) not, to the extent payment to a Payee is made by a check issued by Vsource (a "Vsource Check"), distribute such check to such Payee prior to the relevant pay date; and (e) cooperate with Vsource to recover funds erroneously included in any Vsource Check or credited to a Payee's account in error. The Client authorizes, and shall procure that each Relevant Affiliate authorizes, Vsource to rely on the Payee Details in making payments to a Payee and sending to such Payee any advice, acknowledgements and reports required in connection with the Services. If the Client or any Relevant Affiliate desires to stop payment on any Vsource Check, the Client or such Relevant Affiliate must provide Vsource with a written stop payment request in the form provided from time to time to the Client by Vsource. The Client shall not, and shall procure that the Relevant Affiliates shall not, request Vsource to stop payment on any Vsource Check that represents funds to which a Payee is rightfully entitled.

   (c) If any of the Services require funds of the Client or a Relevant Affiliate to either be remitted by the Client or such Relevant Affiliate to Vsource or debited by Vsource directly from a bank account of the Client or such Relevant Affiliate in order for Vsource to make payments to third parties on behalf of the Client or such Relevant Affiliate, the Client hereby:

      (i) authorizes, and shall procure that such Relevant Affiliate authorizes, Vsource to commingle such funds with other funds, whether of Vsource or other clients of Vsource, and all amounts earned on such funds while held by Vsource will be for the sole account of Vsource,

     (ii) represents and warrants, and shall procure that such Relevant Affiliate represents and warrants, that it has obtained all required authorizations and consents from the bank from which the Client's or the Relevant Affiliate's funds will be debited in order for Vsource to make such debits;

    (iii) undertakes, and shall procure that such Relevant Affiliate undertakes, to have sufficient funds in such account, within the deadline established by Vsource, to satisfy in full the payments due to such third parties, or in the case where the Client or such Relevant Affiliate will remit funds to Vsource, to remit to Vsource an amount sufficient to satisfy in full the payments due to such third parties;

     (iv) authorizes Vsource, and shall procure that such Relevant Affiliate authorizes Vsource, if the funds made available by the Client or such Relevant Affiliate to Vsource are in a currency different from the currency in which payment will be made to the third party, to convert at any time such funds into the appropriate currency of payment to the third party at such time and rate of exchange in accordance with Vsource's prevailing practice, and the Client or such Relevant Affiliate, as the case may be, shall bear all exchange risks, losses, commission and other bank charges which may thereby arise; and

      (v) represents and warrants, and shall procure that such Relevant Affiliate represents and warrants, to Vsource and any bank originating debit/credit instructions on behalf of Vsource (an "Originating Bank"), if applicable, that (i) each credit and debit to the account of a Payee is timely and has been authorized pursuant to a Payee Authorization signed by such Payee and held by the Client or such Relevant Affiliate, (ii) at the time any credit or debit is made with respect to a Payee, the Client and


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       such Relevant Affiliate has no actual knowledge of the revocation or termination of such Payee's Payee Authorization, and (iii) each debit from the account of a Payee is for a sum which is due and owing to the Client or such Relevant Affiliate, and the Client or such Relevant Affiliate has notified such Payee of such debit prior to its initiation.

   (d) If any of the Services require Vsource to debit funds from a Payee's account, the Client agrees that it shall be liable for any such debit initiated by Vsource and shall indemnify Vsource in full against any loss, liability, expenses or damage arising from: (a) any fraudulent or criminal acts of the Client's or any Relevant Affiliate's employees or agents or (b) any claim by such Payee or any other third party against Vsource in connection with such debit, unless such claim was the result of Vsource's gross negligence or willful misconduct.

   (e) The Services are designed to assist the Client and its Relevant Affiliates in complying with applicable laws and government regulations. Nevertheless, the Client acknowledges and agrees that it, and not Vsource, will be responsible for: (a) compliance by the Client and the Relevant Affiliates with all relevant laws and government regulations relating to the Client's and the Relevant Affiliates' business and (b) for any use the Client or any Relevant Affiliate may make of the Services to assist it in complying with such laws and government regulations. The Client will indemnify Vsource in full against any loss, liability, expenses or damage arising from the Client's or any Relevant Affiliate's breach of the foregoing obligations.

   (f) Vsource will take reasonable precautions to prevent the loss of or alteration to the Client's and the Relevant Affiliates' data files in Vsource's possession, but Vsource does not undertake to guarantee against any loss or alteration to such files. The Client acknowledges and agrees, and shall procure that each such Relevant Affiliate acknowledges and agrees, that Vsource is not and will not be the Client's or such Relevant Affiliate's official record keeper. Accordingly, the Client will, to the extent it deems necessary, keep or cause such Relevant Affiliates to keep copies of all source documents of the information delivered to Vsource.

   (g) Neither Vsource nor any Originating Bank shall be liable for any damages to the Client or any Relevant Affiliate arising from any decision to refrain from or delay issuing any credit or debit instructions with respect to, or a Vsource Check to, a third party if: (a) Vsource is unable, after reasonable efforts, to verify such debit or credit instructions in accordance with an agreed upon security procedure or (b) Vsource has not received timely funds from the Client or any Relevant Affiliate as required under Section 8(c) of this Agreement. The Client shall be, and shall procure that its Relevant Affiliates shall be, bound by any debit/credit instructions issued in respect of the Client or such Relevant Affiliate and received and verified by the Originating Bank in accordance with agreed upon security procedures, and neither Vsource nor such Originating Bank will be liable for any loss sustained from any instructions which are not authentic if such security procedures have been followed in good faith. The Client agrees, and shall procure that its Relevant Affiliates agree, that Vsource shall not be liable for any loss or damages arising from any act or omission of any clearing house, correspondent bank or agent required to be used to provide the Services under this Agreement.

   (h) If any of the Services provided under this Agreement are terminated by the Client, the Client shall immediately (a) become solely responsible for all of its third-party payment obligations covered by such Services then or thereafter due and (b) reimburse Vsource for all payments made by Vsource hereunder on the Client's or a Relevant Affiliate's behalf to any third party.

   (i) To the extent permitted by applicable law and in addition to any other remedy which Vsource may have, Vsource may at any time at its discretion, without prior notice to the Client or any Relevant Affiliate, deduct from, set-off, appropriate, combine, consolidate and/or apply any monies owing by Vsource to the Client or any Relevant Affiliate under this Agreement, in any currency, in or towards settlement or discharge of any sums payable or due to Vsource from the Client or such Relevant Affiliate under this Agreement. This Clause shall without limitation apply to any amount previously overpaid by Vsource to the Client or such Relevant Affiliate under this Agreement, any claim that Vsource may have against the Client or any Relevant Affiliate and all sums payable or due to Vsource from the Client or any Relevant Affiliate under this Agreement. Where any deduction, set-off, appropriation, combination, consolidation and/or application of monies under this Section 8(i) requires the conversion of one currency into another, Vsource shall be entitled to effect such conversion at such time and rate of exchange in accordance with its prevailing practice and the Client and its Relevant Affiliates shall bear all exchange risks, losses, commission and other bank charges which may thereby arise; provided, that Vsource acts in a reasonable and responsible manner.

   (j) Vsource shall not be liable for any loss arising from an error of judgment or mistake of law, by it or any officer or employee, made in the course of its performance of the Services unless such loss was the result of Vsource's gross negligence or willful misconduct. No provision of this Agreement shall require Vsource to do anything which may be illegal or contrary to applicable law or regulation or expend or risk

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       its own funds or otherwise incur any financial liability in the performance of its duties if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it. Without prejudice to the generality of the foregoing, nothing contained in this Agreement shall impose any obligation on Vsource to borrow any moneys or to maintain, protect or preserve any moneys of the Client or any Relevant Affiliate.

   (k) The Client will use, and shall procure that its Relevant Affiliates will use, the Services in accordance with the instructions and reasonable policies established by Vsource from time to time and communicated to the Client. The Client will use, and shall procure that its Relevant Affiliates will use, the Services only for the internal business purposes of the Client or such Relevant Affiliates and will not provide, directly or indirectly, any of the Services or any portion thereof to any other person.

   (l) The Client acknowledges and agrees that any equipment to be used by the Client in order to accept any Service must be compatible with Vsource's required standards and must be approved by Vsource. Vsource shall not be liable to the Client for any breach by it or any Sub-contractor under this Agreement caused by failure of any of the Client's software or hardware.

   (m) The Client will promptly notify Vsource in writing of any changes in Client policies that affect the provision of the Services, such as the Client's expense claim policies or accounting policies, with sufficient detail to enable Vsource to reflect such changes in the Services. The Client and Vsource will mutually agree on the time schedule for when such changes need to be reflected in the Services.

   (n) To the extent that any codes or numbers used by the Client in connection with the Services are allocated to it by Vsource, then Vsource may change any such codes or numbers if a telecommunications carrier being used by Vsource in connection with the Services requires Vsource to change any of such codes or numbers.

9. Advance.

   (a) Upon execution of this Agreement, Vsource will advance the amount of US$500,000 (the "Advance Amount") to Client to assist Client with the working capital expenditures that Client will need to incur in order to meet its obligations during implementation of the Services.

   (b) If the Detailed Project Definition (as described in Schedule A) is not completed and mutually agreed upon by the parties on or prior to May 31, 2003, then Client shall repay the Advance Amount in full on May 31, 2003. If the Detailed Project Definition is successfully completed and mutually agreed upon by the parties on or prior to May 31, 2003, then the Advance Amount shall be repaid in 11 equal monthly installments starting on June 30, 2003. No interest shall accrue if the Advance Amount (or installment thereof, as the case may be) is repaid in full by the applicable due date(s), but any overdue unpaid amount shall accrue interest in accordance with Section 2(c) of this Agreement. Client agrees that its obligation to repay the Advance Amount ranks senior to all of its currently outstanding debt obligations, except any secured debt obligations and debt obligations which by their terms shall rank senior to any subsequently incurred debt obligation unless the lender thereunder agrees to either be pari passu or be subordinated to such subsequent debt obligation. Client further agrees that it shall not incur any debt obligation subsequent to the Advance Amount that is pari passu or senior to the Advance Amount, or pledge, place a lien on or otherwise encumber any of its assets, without the written consent of Vsource. For purposes of this Section 9(b), "debt obligation" means any debt incurred by Client and also includes any guarantee or surety provided by Client with respect to another party's, including an Affiliate's, debt obligations.

   (c) Client represents and warrants that it has all authorizations, consents and permits required for it to execute and deliver this Agreement and perform all of its obligations hereunder, and such execution, delivery and performance will not (i) contravene, conflict with, or constitute or result in a breach or violation of, or a default under any of its charter or constitution documents or any law, regulation or court order to which it or any of its subsidiaries is subject, or (ii) contravene, conflict with, or constitute or result in a breach or violation of, or a default under, or the acceleration of, or the triggering of any payment or other obligations (including the creation of a lien on any properties or assets owned or used by Client or any of its subsidiaries) pursuant to, any provision of any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it or any of its subsidiaries is a party or by which it or its subsidiaries may be bound, or to which any of its or its subsidiaries' property or assets is subject.

10. Amendments; Waiver.


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   (a) No alteration, amendment, assignment or modification of any of the terms or provisions of this Agreement shall be valid unless made pursuant to an instrument in writing signed by each of the parties hereto; provided, that the waiver by a party hereto of compliance with the provisions hereof or of any breach or default by the other party hereto need be signed only by the party waiving such provision, breach or default.

   (b) Either party to this Agreement may request changes to the Services. Changes must be supported by sufficient details to enable the other party to assess the impact of the requested change on the cost, timetable or any other aspect of this Agreement. The parties agree to work together to consider, and if appropriate, agree on any such changes. Until a change is agreed in writing, the parties to this Agreement will continue to act in accordance with this Agreement.

   (c) No failure or delay on the part of any of the parties in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other right or power.

11. Assignment. Neither party may assign this Agreement nor any of the rights or obligations hereunder without the prior written consent of the other, except that the rights and obligations of Vsource under this Agreement may be assigned or otherwise transferred to one of the affiliates of Vsource. Vsource shall provide to the Client prior written notice of any such assignment or transfer. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal successors and permitted assigns.

12. Independent Contractor. Vsource will perform the Services as an independent contractor, and not as an employee, officer or agent of the Client or of its general partner. In addition, nothing in this Agreement will constitute the parties an association, joint venture or partnership.

13. Confidentiality. Each party hereto agrees that it, its employees, agents and sub-contractors will keep confidential and will not disclose or divulge the terms of the transactions contemplated by this Agreement and all information concerning the other party which such other party treats as confidential, including, but not limited to, Personal Data, proprietary intellectual property, information concerning customers, marketing plans, technical information, and possible new products or services; provided, however, that each party shall not be required to keep such information confidential (i) after such information otherwise becomes generally available to the public in the absence of a breach of this Agreement by the disclosing party, or (ii) if such information is required to be disclosed by law, rule, regulatory authority or stock exchange on request of any governmental body, court of law, regulatory authority or stock exchange. The parties acknowledge that monetary damages may not be a sufficient remedy for unauthorized disclosure of confidential information and a disclosing party of confidential information shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

14. Publicity. The Client agrees that Vsource and its parent company may publicly refer to the Client, orally and in writing, as a customer and may use the Client's logo, trade name, trademark or service mark in connection therewith. Vsource agrees that the Client may publicly refer to Vsource, orally and in writing, as a vendor and may use Vsource's logo, trade name, trademark or service mark in connection therewith. Any other reference to the other party by either party, including any details of this Agreement or the Services, whether in the form of press release or otherwise, may be made only with such other party's prior written consent except as required by law, regulation or rules of the stock exchange on which a party's shares are listed.

15. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (prepaid first class certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:

If to Vsource, to:

Vsource (Malaysia) Sdn Bhd
No. 3 Jalan Kia Peng
50450 Kuala Lumpur
Malaysia
Attn: Chief Operating Officer
Telefacsimile No.: 60-3-7490-8000

If to the Client, to:
130 E. Wilson Bridge Road
Worthington, Ohio 43085

USA
Attn: CEO
Telefacsimile No.: 1-614-848-7639

   All such notices, requests and other communications will (i) if delivered personally against written receipt to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt or upon the next business day in Malaysia ("Business Day") if received after normal business hours or on a holiday, a Saturday or a Sunday, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

16. Severability. If any provision of this Agreement is held to be invalid, illegal, unenforceable, in whole or in part, the remaining provisions shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the economic effect and intention of the parties hereto underlying the invalid, illegal or unenforceable provision.

17. Entire Agreement. This Agreement, together with the Schedules and any other attachments hereto, constitutes the entire Agreement between the parties hereto and supersedes all previous agreements, including, without limitation, promises, proposals, representations, understanding and negotiations, whether written or oral, between the parties respecting the subject matter hereof. Except as expressly provided in this Agreement, the rights and remedies contained in the Agreement are cumulative and not exclusive of rights or remedies provided by law.

18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong.

19. Non-solicitation. The Client agrees that it and its affiliates will not during the term of this Agreement, and for one year after the completion thereof, employ, solicit, entice away from Vsource or its affiliates any officer or employee thereof.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           VSOURCE (MALAYSIA) SDN BHD


                                           By:        /s/  DENNIS M. SMITH
                                                  -----------------------------
                                           Name:  Dennis M. Smith
                                           Title: Vice Chairman and Chief
                                                    Financial Officer


                                           TEAM AMERICA, INC.


                                           By:       /s/  S. CASH NICKERSON
                                                  -----------------------------
                                           Name:  S. Cash Nickerson
                                           Title: Chief Executive Officer

                                  SCHEDULE A

                            DESCRIPTION OF SERVICES

Part I. Requested Services/Products:

Section 1 Description Of Services

Client operates primarily as a Professional Employer Organization ("PEO") throughout the United States. Client, through its subsidiaries, provides comprehensive human resource services, including payroll and payroll administration, benefits administration, on-site and on-line employee and employer communications, employment practices and human resource risk management and workforce compliance administration. Client provides these services by becoming co-employer of its clients employees. As of December 28, 2002, Client served approximately 1,500 clients and approximately 12,750 worksite employees. In addition, Client had 150 corporate employees located at its headquarters in Worthington, Ohio and at its offices around the United States.

Client has engaged Vsource to provide general outsourcing services to support its PEO operations across the United States. Vsource will support Client from its Shared Services Center in Kuala Lumpur, Malaysia, and will provide services in the following functional areas:

  .   Payroll services
  .   Customer support
  .   IT hosting and maintenance
  .   Corporate financial services

1.1 Payroll services

Vsource will provide payroll services to all Client Work Site Employees (WSEs). Key tasks will include the following:

  .   Payroll, Checks & Journals Processing
  . Complete Employment Tax Processing, FIT, FICA, FUTA, SUTA, State & City Income Taxes
  .   W-2, W-4, W-5, & I-9 Processing
  .   Administration of Wage Garnishments & Tax Liens
  .   Payroll Record Storage
  .   All Required Payroll Reports

1.2 Customer Support Services

Client will migrate certain customer support functionality currently performed by its Human Resources Associates (HRA) and Human Resources Consultant (HRC) to Vsource's Shared Services Center in Kuala Lumpur, Malaysia.

Based on past indicators, Vsource expects that it will provide answers (both inbound and outbound) to Client's customers as well as WSE in the areas of payroll (80%) and benefits (20%). Vsource will also establish a knowledge database to log, track, and analyze inquiries and their associated actions, escalations, and resolutions.

1.3 IT Host And Maintenance

Vsource will provide hardware maintenance and support for Client's corporate database (in Oracle) and core customer application, Team Direct. Vsource will host a version of the application and database in its Shared Services Center in Kuala Lumpur. Key tasks performed will include:

         .   Perform daily database backup and weekly system backup of Client data and files on the Oracle Servers. System backup includes operating system and applications.
         .   Perform network and security configuration and support within
             Vsource
         .   Provide patch management for operating system
         .   Replace faulty hardware components
         .   Provide database administration which includes monitoring, performance management and storage space management
         .   Schedule downtime for system maintenance

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

         .   Diagnose and attempt to resolve connectivity and system problems

1.4 Corporate Financial Services

Vsource will also perform certain Client's corporate finance functions as a part of this outsourcing initiative, more specifically:

    1. General Ledger
    2. Fixed Asset
    3. Accounts Receivables
    4. Accounts Payables
    5. Reporting

Section 2 Assumptions

Vsource has based this scope of Services, and the pricing therefor, on the following assumptions:

  . Payroll services will be carried out at the back office level. Client and WSE "onboarding" will still be performed by Client staff in the region.

  . HRC will still perform majority of the customer support function that require in-person presence as well as specific industry knowledge. Malaysia based Vsource agents will support Client clients and WSE's based on pre-defined FAQs and knowledge base. Non-standard inquiries will be escalated to the regional HRCs for resolution.

  . While back office IT functions will be maintained in Vsource's Shared Services Center in Malaysia, client-facing functions such as corporate web pages and web-input forms will need to be hosted in the US to reduce overall latency and improve performance

Section 3 Project Schedule

           Phase 1: Detailed Project Definition    May 1-May 31
           Phase 2: Setup and system testing       June 1-July 31
           Live                                    August 1

Section 4 Initial Term

The initial term of this Agreement shall be two years from the date hereof.

                                  SCHEDULE B

                               SCHEDULE OF FEES

The minimum Fees for the Services shall be US$166,667 per month, payable beginning on May 31, 2003. The Fees have been determined based on the nature and size of Client's business, number of WSEs and number of corporate employees as of December 28, 2002, as described in Client's Form 10-K for the year ended December 28, 2002 (the "Variables"). During the Project Definition phase, Vsource and Client will jointly quantify expected Service volume and develop and agree upon a more complete recurring Fees structure based on Vsource standard corporate pricing table. In the event that any of the Variables increases, thereby requiring Vsource to perform a greater number of transactions or provide a greater volume of the Services, such agreed-upon pricing table shall go into effect and monthly Fees shall be increased in accordance therewith.

Currently, Vsource utilizes the following methodology in determining overall project pricing with consideration for volume:

  .   Payroll-based on number of pay-slips as well as initial setup charges
  . Customer support: number of agents or number of inquiries plus relevant setup charges
  .   IT support: usually time and material or functionality based
  .   Corporate finance: transaction based plus all necessary setup charge

                                      12